UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 28, 2015

Morgan Stanley
(Exact Name of Registrant as Specified in Charter)

Delaware	1-11758	36-3145972
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1585 Broadway, New York, New York		10036
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 761-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2015, the Board of Directors of Morgan Stanley (the “Company”) appointed Jonathan Pruzan Executive Vice President and Chief Financial Officer of the Company, effective May 1, 2015.  On March 24, 2015, the Company announced that Ruth Porat, Executive Vice President and Chief Financial Officer of the Company, would leave the Company on April 30, 2015.

Jonathan Pruzan, 46, has served as the Co-Head of the Financial Institutions Group in Investment Banking since January 2010.  He was Co-Head of North American Financial Institutions Group Mergers and Acquisitions from September 2007 to December 2009 and Head of the U.S. Bank Group from April 2005 to August 2007.   Mr. Pruzan joined the Company in 1994.

As Chief Financial Officer, Mr. Pruzan will receive base salary of $1 million, the same base salary as the outgoing Chief Financial Officer, and will receive the same benefits provided to other members of the Company’s Operating Committee.

Additionally, on April 28, 2015, the Compensation, Management Development and Succession Committee of the Company’s Board of Directors approved that Ms. Porat be treated as retirement-eligible for purposes of her outstanding deferred cash and equity awards and, accordingly, such awards vested on April 30, 2015 and remain subject to all other provisions of the awards, including specified cancellation and clawback provisions, until the applicable distribution or conversion date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MORGAN STANLEY (Registrant)

Date:	May 1, 2015	By:	/s/ Martin M. Cohen
			Name:	Martin M. Cohen
			Title:	Corporate Secretary